May 12, 1995

Motorola, Inc.
1303 E. Algonquin Road
Schaumburg, Illinois  60196

Gentlemen:

     I refer to the Registration Statement on Form S-8 (the "Registration Statement") filed by Motorola, Inc., a Delaware corporation ("Motorola"), with the Securities and Exchange Commission today under the Securities Act of 1933, as amended, relating to 100,000 shares of Common Stock, $3 par value per share ("Motorola Common Stock"), of Motorola issuable to non-employee directors of Motorola who elect to receive Motorola Common Stock in lieu of all or part of the cash compensation otherwise payable to such directors for services rendered as directors pursuant to the Motorola,Inc. Non-Employee Directors' Stock Plan (the "Plan"). This opinion relates to the shares of Motorola Common Stock covered by the Registration Statement (the "Subject Shares").

     I am Senior Corporate Counsel of Motorola and as such have acted as counsel to Motorola in connection with preparation of the Registration Statement and the Plan. As such counsel, it is my opinion that those Subject Shares issued pursuant to the Plan will be validly issued, fully paid and nonassessable.

     In arriving at the foregoing opinion, I have examined and relied upon, and am familiar with, originals or copies, certified or otherwise identified to my satisfaction, of such documents, corporate records, certificates of officers of Motorola and of public officials, and other instruments as I have deemed necessary or appropriate for the purposes of the opinion set forth above.

     	I consent to the use of this opinion in the Registration Statement.

                                    Very truly yours,

                                    /s/ William C. Fox

                                    William C. Fox
                                    Senior Corporate Counsel

WCF:ll